Exhibit 23.1

                  CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


SpatiaLight, Inc.
Novato, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 3, 2003, relating to the consolidated financial statements of SpatiaLight, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.





BDO Seidman, LLP
San Francisco, California

July 10, 2003